Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
July 24, 2008	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2008 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 24, 2008 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2008.

Consolidated net income for the second quarter of 2008 was $21.3 million, or $0.62 per diluted common share, compared to $27.9 million, or $0.81 per diluted common share, for the first quarter of 2008, and $22.9 million, or $0.61 per diluted common share, for the second quarter of 2007. Consolidated net income for the second quarter of 2008 included a non-tax deductible loss of $3.9 million, related to our cash settlement of the conversion of certain zero-coupon convertible subordinated notes prior to the notes’ maturity. Additionally, we recorded an increase to stockholders’ equity of $3.9 million, representing a corresponding cash receipt pursuant to a call-spread arrangement. Accordingly, this loss, as further discussed below under “Long-Term Debt”, had no net impact on our total stockholders’ equity for the second quarter of 2008.

On a non-GAAP basis, excluding the $3.9 million loss as described above, net income for the second quarter of 2008 was $25.2 million, compared to $27.9 million for the first quarter of 2008, and excluding the $17.2 million pre-tax goodwill impairment charge, $33.1 million for the second quarter of 2007. A complete reconciliation between non-GAAP consolidated net income and GAAP consolidated net income is provided in an attached table under the section “Use of Non-GAAP Financial Measures”.

Consolidated net income for the six months ended June 30, 2008 was $49.2 million, or $1.43 per diluted common share, compared to $51.3 million, or $1.38 per diluted common share for the comparable 2007 period. On a non-GAAP basis, excluding the $3.9 million loss described above, net income for the six months ended June 30, 2008 was $53.1 million, compared to $61.5 million for the comparable 2007 period, excluding the $17.2 million pre-tax goodwill impairment charge for the second quarter of 2007.

“We are paying close attention to both opportunities and risks in the current business environment, and remain alert to any signs of issues that could adversely affect our company or our clients,” said Ken Wilcox, President and CEO of SVB Financial Group.

“Nevertheless, we continue to see strong opportunities in our target markets, and our solid results in the second quarter suggest we’re doing a good job of taking advantage of those opportunities to meet clients’ needs. Our business model and culture of credit discipline have so far protected us from the worst of the problems facing other banks. We intend to maintain that discipline and focus moving forward, and to remain vigilant in our efforts to successfully navigate the challenges of the current economic landscape.”

Second Quarter 2008 Summary

	Three months ended						Six months ended
				% Change from
(Dollars in millions, except per share amounts and ratios)	June 30, 2008	March 31, 2008	June 30, 2007	March 31, 2008		June 30, 2007	June 30, 2008	June 30, 2007	% Change
Income Statement:
Diluted EPS	$0.62	$0.81	$0.61	(23.5	) %	1.6%	$1.43	$1.38	3.6%
Net income	21.3	27.9	22.9	(23.7)		(7.0)	49.2	51.3	(4.1)
Net interest income	87.9	92.1	94.6	(4.6)		(7.1)	179.9	187.9	(4.3)
Provision for loan losses	8.4	7.7	8.1	9.1		3.7	16.1	7.7	109.1
Noninterest income	43.9	41.6	55.7	5.5		(21.2)	85.5	103.2	(17.2)
Noninterest expense	87.2	83.4	97.9	4.6		(10.9)	170.6	180.0	(5.2)
Non-GAAP net income	25.2	27.9	33.1	(9.7)		(23.9)	53.1	61.5	(13.7)
Non-GAAP noninterest expense, net of minority interest	80.9	80.7	77.4	0.2		4.5	161.6	157.3	2.7
Fully Taxable Equivalent:
Net interest income (1)	$88.4	$92.6	$94.9	(4.5)		(6.8)	$181.0	$188.6	(4.0)
Net interest margin	5.69%	6.36%	7.39%	(10.5)		(23.0)	6.01%	7.48%	(19.7)
Balance Sheet:
Average total assets	$7,158.1	$6,752.0	$5,934.0	6.0		20.6	$6,955.1	$5,828.8	19.3
Average loans, net of unearned income	4,319.9	4,112.9	3,426.7	5.0		26.1	4,216.4	3,342.6	26.1
Average interest-earning investment securities	1,336.5	1,263.1	1,390.7	5.8		(3.9)	1,299.8	1,424.7	(8.8)
Average noninterest-bearing demand deposits	2,833.0	2,899.6	2,828.2	(2.3)		0.2	2,866.3	2,823.1	1.5
Average interest-bearing deposits	1,815.9	1,535.4	1,022.8	18.3		77.5	1,675.6	1,027.9	63.0
Average total deposits	4,648.8	4,435.0	3,851.0	4.8		20.7	4,541.9	3,851.0	17.9
Average short-term borrowings	206.0	234.9	415.1	(12.3)		(50.4)	220.5	481.6	(54.2)
Average long-term debt	1,099.8	887.3	602.2	23.9		82.6	993.6	483.2	105.6
Period end total assets	$7,309.9	$6,897.3	$6,605.1	6.0		10.7	$7,309.9	$6,605.1	10.7
Period end loans, net of unearned income	4,633.7	4,349.2	3,762.4	6.5		23.2	4,633.7	3,762.4	23.2
Period end investment securities	1,788.0	1,618.5	1,594.0	10.5		12.2	1,788.0	1,594.0	12.2
Period end noninterest-bearing demand deposits	2,919.2	3,034.9	3,132.4	(3.8)		(6.8)	2,919.2	3,132.4	(6.8)
Period end interest-bearing deposits	1,944.4	1,734.3	1,274.1	12.1		52.6	1,944.4	1,274.1	52.6
Period end total deposits	4,863.6	4,769.2	4,406.5	2.0		10.4	4,863.6	4,406.5	10.4
Off-Balance Sheet:
Average total client investment funds	$21,389.3	$21,894.5	$20,040.3	(2.3)		6.7	$21,641.9	$19,754.2	9.6
Period end total client investment funds	21,877.9	20,966.9	20,419.3	4.3		7.1	21,877.9	20,419.3	7.1
Total unfunded credit commitments	5,034.3	4,860.7	4,892.0	3.6		2.9	5,034.3	4,892.0	2.9
Ratios and Other Statistics:
Return on average assets (2)	1.2%	1.7%	1.5%	(29.4)		(20.0)	1.4%	1.8%	(22.2)
Return on average stockholders’ equity (2)	12.6	16.3	13.7	(22.7)		(8.0)	14.5	15.7	(7.6)
Non-GAAP return on average assets (3)	1.4	1.7	2.2	(17.6)		(36.4)	1.5	2.1	(28.6)
Non-GAAP return on average stockholders’ equity (3)	14.9	16.3	19.7	(8.6)		(24.4)	15.6	18.8	(17.0)
Total risk-based capital ratio	15.09	15.54	17.29	(2.9)		(12.7)	15.09	17.29	(12.7)
Tangible common equity to tangible assets (4)	9.47	9.76	10.39	(3.0)		(8.9)	9.47	10.39	(8.9)
Operating efficiency ratio (5)	65.86	62.20	65.03	5.9		1.3	64.02	61.71	3.7
Non-GAAP operating efficiency ratio (6)	61.52%	59.49%	54.74%	3.4		12.4	60.49%	58.26%	3.8
Common stock repurchases	$1.0	$44.6	$20.2	(97.8)		(95.0)	$45.6	$39.3	16.0
Allowance for loan losses as a percentage of total gross loans	1.13%	1.13%	1.14%	—		(0.9)	1.13%	1.14%	(0.9)
Gross charge-offs as a percentage of total gross loans (annualized)	0.78	0.57	0.66	36.8		18.2	0.66	0.57	15.8
Net charge-offs as a percentage of total gross loans (annualized)	0.44	0.49	0.53	(10.2)		(17.0)	0.45	0.38	18.4
Period end prime rate	5.00	5.25	8.25	(4.8)		(39.4)	5.00	8.25	(39.4)
Average SVB prime lending rate	5.08%	6.24%	8.25%	(18.6)		(38.4)	5.66%	8.25%	(31.4)
Full-time equivalent employees	1,209	1,190	1,158	1.6%		4.4%	1,209	1,158	4.4%

(1)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax-equivalent adjustments were $0.6 million, $0.5 million and $0.3 million for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007, respectively. The tax-equivalent adjustments were $1.1 million and $0.6 million for the six months ended June 30, 2008 and 2007, respectively.

(2)	Ratios represent annualized consolidated net income divided by quarterly average assets/equity and year-to-date average assets/equity, respectively.

(3)	Ratios represent non-GAAP annualized consolidated net income (excluding the $3.9 million loss related to our cash settlement of the conversion of certain zero-coupon convertible subordinated notes recorded in the second quarter of 2008, and goodwill impairment charges of $17.2 million recorded in the second quarter of 2007) divided by quarterly average assets/equity and year-to-date average assets/equity, respectively.

(4)	Tangible common equity consists of total stockholders’ equity (excluding unrealized gains and losses on investments) less acquired intangibles and goodwill. Tangible assets represent total assets (excluding unrealized gains and losses on investments) less acquired intangibles and goodwill.

(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable-equivalent revenue.

(6)	The non-GAAP operating efficiency ratio is calculated by dividing noninterest expense (excluding (i) the $3.9 million loss related to our cash settlement of the conversion of certain zero-coupon convertible subordinated notes recorded in the second quarter of 2008, (ii) goodwill impairment charges of $17.2 million recorded in the second quarter of 2007 and (iii) the portion of noninterest expense attributable to minority interests of $2.5 million, $2.8 million and $3.3 million for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007, respectively and $5.2 million and $5.5 million for the six months ended June 30, 2008 and 2007, respectively) by total taxable-equivalent revenue (excluding taxable-equivalent revenue (losses) attributable to minority interests of $0.9 million, $(1.5) million and $9.1 million for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007, respectively and $(0.5) million and $21.7 million for the six months ended June 30, 2008 and 2007, respectively).

Net Interest Income and Margin

Net interest income was $87.9 million for the second quarter of 2008, compared to $92.1 million for the first quarter of 2008 and $94.6 million for the second quarter of 2007. Net interest income, on a fully tax-equivalent basis, was $88.4 million for the second quarter of 2008, compared to $92.6 million for the first quarter of 2008 and $94.9 million for the second quarter of 2007. The decrease in net interest income, on a fully tax-equivalent basis, from the first to the second quarter of 2008, was primarily attributable to the following:

•

A net decrease in interest income of $5.2 million from our loan portfolio, largely due to decreases totaling 225 basis points in our prime-lending rate during the first and second quarters of 2008 in response to Federal Reserve rate decreases. Our average prime-lending rate was 5.08 percent for the second quarter of 2008, compared to 6.24 percent for the first quarter of 2008. These decreases were partially offset by increases in interest income related to growth in our average loan portfolio balances, which increased interest income by $4.1 million in the second quarter of 2008.

•

A decrease in interest income of $0.4 million from our short-term investment portfolio, primarily driven by declining short-term market interest rates. This decrease was partially offset by increases in interest income related to growth in average short-term investment portfolio balances, which included net proceeds from our issuance of $250 million of 3.875% convertible senior notes in April 2008. A portion of these proceeds was subsequently used to settle the conversion of our zero-coupon convertible subordinated notes, which matured on June 15, 2008.

•

An increase in interest expense of $0.1 million from total interest-bearing deposits. This increase was primarily due to growth in the average balances of all deposit products, particularly our Eurodollar sweep deposit product, partially offset by a decrease in interest expense from our bonus money market deposits, primarily driven by declining short-term market interest rates.

•

An increase in interest income of $1.0 million from our interest-earning investment securities portfolio, primarily related to growth in average balances of our mortgage-backed securities and non-taxable investment securities portfolio.

•

A decrease in interest expense of $0.6 million from short-term borrowings and long-term debt, primarily due to a decrease in interest expense from our 5.70% senior and 6.05% subordinated notes, short-term borrowings and other long-term debt of $3.1 million, due to lower short-term London Interbank Offered Rates (LIBOR) and lower short-term market interest rates, as well as decreases in average balances of short-term borrowings. These decreases were partially offset by a $2.7 million increase in interest expense related to the issuance of $250 million in 3.875% convertible senior notes in April 2008.

Our net interest margin, on a fully tax-equivalent basis, was 5.69 percent for the second quarter of 2008, compared to 6.36 percent for the first quarter of 2008 and 7.39 percent for the second quarter of 2007. The decrease from the first to the second quarter of 2008 was primarily due to reductions in our prime-lending rate during the first and second quarters of 2008, which we lowered in response to Federal Reserve rate cuts, as well as increases in interest expense related to the issuance of $250 million of 3.875% convertible senior notes and increases in average balances of our Eurodollar sweep deposit product. Our net interest margin also decreased due to the impact of our decision to partially decrease the interest rates we offer on certain deposit products, rather than lower them in conformity with Federal Reserve rate cuts. These reductions in our net interest margin were partially offset by a decrease in interest expense from short-term borrowings and long-term debt, primarily due to lower short-term market interest rates and LIBOR rates.

Net interest income, on a fully tax-equivalent basis, was $181.0 million and $188.6 million for the six months ended June 30, 2008 and 2007, respectively. Net interest margin, on a fully tax-equivalent basis, was 6.01 percent for the six months ended June 30, 2008, compared to 7.48 percent for the comparable 2007 period.

As of June 30, 2008, 74.3 percent, or $3.46 billion, of our outstanding gross loans were variable-rate loans that adjust at a prescribed measurement date upon a change in our prime-lending rate or other variable indices. This compares to 71.7 percent, or $3.14 billion, as of March 31, 2008 and 71.6 percent, or $2.71 billion, as of June 30, 2007.

Loan Growth

Average loans, net of unearned income, were $4.32 billion for the second quarter of 2008, compared to $4.11 billion for the first quarter of 2008 and $3.43 billion for the second quarter of 2007. The increase in average loan balances from the first to the second quarter of 2008 came primarily from loans to software, hardware and life science industry clients, and loans to individual clients of SVB Private Client Services. Period end loans, net of unearned income, were $4.63 billion at June 30, 2008, compared to $4.35 billion at March 31, 2008 and $3.76 billion at June 30, 2007.

Deposit Growth

Average deposits were $4.65 billion for the second quarter of 2008, compared to $4.44 billion for the first quarter of 2008 and $3.85 billion for the second quarter of 2007. The increase in average deposit balances from the first to the second quarter of 2008 reflects an increase in average balances of our Eurodollar sweep deposit product and our money market deposit product for early stage clients. The average balances of our Eurodollar sweep deposit product were $322.4 million for the second quarter of 2008, compared to $144.3 million for the first quarter of 2008. The average balances of our early stage money market deposit product were $425.5 million for the second quarter of 2008, compared to $406.4 million for the first quarter of 2008. Period-end deposits were $4.86 billion at June 30, 2008, compared to $4.77 billion at March 31, 2008 and $4.41 billion at June 30, 2007.

Investment Securities

Our investment securities portfolio consists of both a fixed income investment portfolio, which primarily represents interest-earning securities, and a non-marketable securities portfolio, which primarily represents investments managed by SVB Capital as part of its funds management business. Total investment securities were $1.79 billion at June 30, 2008, compared to $1.62 billion at March 31, 2008 and $1.59 billion at June 30, 2007. The increase in investment securities from the first quarter to the second quarter of 2008 was primarily due to increases in the balances of our mortgage-backed securities and non-taxable investment securities, which is included as a part of our fixed income investment portfolio, and increases in balances of our non-marketable securities, primarily from investments during the second quarter of 2008 in our managed investment funds at SVB Capital. We did not hold any common or preferred stock in government-sponsored enterprises for any of the periods presented in this release.

Average interest-earning investment securities were $1.34 billion for the second quarter of 2008, compared to $1.26 billion for the first quarter of 2008 and $1.39 billion for the second quarter of 2007. The increase in average interest-earning investment securities from the first to the second quarter of 2008 was primarily due to purchases of investments in mortgage-backed securities and non-taxable investment securities.

Long-Term Debt

3.875% Convertible Senior Notes

In April 2008, we issued $250 million of 3.875% convertible senior notes due in April 2011. The notes are initially convertible, subject to certain conditions, into cash up to the principal amount of notes and, with respect to any excess conversion value, into shares of our common stock or cash or a combination, at our option. The notes have an initial conversion rate of 18.8525 shares of common stock per $1,000 principal amount of notes, which represents an initial effective conversion price of $53.04 per share. We used $20.6 million of the net proceeds of this note offering to cover the net cost of entering into a convertible note hedge and a warrant agreement. These hedge and warrant transactions are separate contracts entered into with the counterparties, are not part of the terms of the notes and will not affect the rights of the holders of the notes. With respect to us only, they are intended to reduce potential equity dilution upon conversion of the notes by effectively increasing the economic conversion price of the notes to $64.43 per share of common stock. Additionally, we used $141.9 million of the net proceeds to settle the conversion of our zero-coupon convertible subordinated notes, which matured in June 2008. All of the remaining net proceeds will be used for general corporate purposes.

Zero-Coupon Convertible Subordinated Notes

Our zero-coupon convertible subordinated notes, previously issued with an original aggregate total principal amount of $150 million, matured on June 15, 2008. As of the maturity date, convertible notes for the original aggregate total principal amount of $141.9 million were outstanding and had not yet been converted. Based on the conversion terms of these notes, on June 23, 2008, we made an aggregate conversion settlement payment in cash and in shares of our common stock. The total value of both cash and shares as calculated based on the terms of the notes and as of the payment date was $212.8 million. Of the $212.8 million, we paid $141.9 million in cash, representing the portion of the conversion payment as the total principal amount of the notes converted. We also issued 1,406,034 shares of our common stock, valued at $70.9 million as calculated based on the terms of the notes, representing the portion of the conversion premium value that exceeded the total principal amount of the notes. In connection with this conversion settlement payment, we exercised call options pursuant to a call-spread arrangement with a certain counterparty, under which the counterparty delivered to us 1,406,043 shares of our common stock, valued at $70.9 million. Accordingly, there was no net impact on our total stockholders’ equity for the second quarter of 2008 with respect to settling the conversion premium value.

During the second quarter of 2008, prior to the maturity date of these notes, we received a conversion notice to convert notes in the total principal amount of $7.8 million. Consistent with prior early conversions, we elected to settle the conversion fully in cash and paid a total of $11.6 million in cash, which included $3.9 million representing the conversion premium value of the converted notes. Accordingly, we recorded a non-tax deductible loss of $3.9 million as noninterest expense. In connection with this earlier conversion settlement payment, we exercised call options pursuant to our call-spread arrangement and received a corresponding cash payment of $3.9 million from the counterparty. Accordingly, we recorded an increase in stockholders’ equity of $3.9 million, representing such payment received, which was reflected as additional paid-in capital. As a result, the $3.9 million in noninterest expense we recorded due to this earlier conversion settlement had no net impact on our total stockholders’ equity.

Noninterest Income

Noninterest income was $43.9 million for the second quarter of 2008, compared to $41.6 million for the first quarter of 2008 and $55.7 million for the second quarter of 2007. The increase in noninterest income from the first to the second quarter of 2008 was driven by the following factors:

•

Net gains on investment securities of $2.0 million for the second quarter of 2008, compared to net losses of $6.1 million for the first quarter of 2008. The increase of $8.1 million was primarily due to $1.6 million of valuation gains recognized in the second quarter of 2008 related to investments within our sponsored debt funds, compared to $7.8 million of valuation losses recognized in the first quarter of 2008. Net gains on investment securities of $2.0 million in the second quarter of 2008 were mainly attributable to gains and losses from the following investment activity:

•	Net gains from one of our managed co-investment funds of $2.4 million, primarily due to net realized gains from certain investments arising from merger and acquisition activities.

•

Net gains from our sponsored debt funds of $2.2 million, which included $1.5 million of net gains mainly attributable to increases in the share prices of certain investments and higher valuations related to investments within our sponsored debt funds, $0.4 million of net gains from the sale of certain investments within the funds and $0.3 million of net gains from distributions.

•

Net losses from our managed funds of funds of $1.7 million, which included $5.0 million in net losses from decreases in valuations, partially offset by $3.3 million of net gains primarily from distributions.

•	Net losses of $0.5 million from the sale of certain equity securities, which are publicly-traded shares acquired upon exercise of equity warrant assets.

As of June 30, 2008, we held investments, either directly or through six of our managed investment funds, in 421 private equity funds, 65 companies and three sponsored debt funds.

•

An increase in net gains on derivative instruments of $1.8 million, primarily due to net gains from changes in the fair value of foreign exchange forward contracts, and net gains from changes in the fair value of an interest rate swap, partially offset by lower net gains on exercises of equity warrant assets. Net gains from foreign exchange forward contracts included $0.6 million in net gains from changes in fair value of foreign exchange forward contracts, used to offset net losses of $2.0 million from revaluation of our foreign currency denominated loans, which are included in other noninterest income.

•

A decrease in other noninterest income of $4.4 million primarily due to net losses from revaluations of foreign currency denominated loans of $2.0 million for the second quarter of 2008, compared to net gains of $3.9 million for the first quarter of 2008. The net losses of $2.0 million were primarily due to the strengthening of the U.S. dollar in the second quarter of 2008.

•	A decrease in corporate finance fees of $3.6 million due to the completion of all remaining client transactions at SVB Alliant in the first quarter of 2008.

Non-GAAP noninterest income, net of minority interest, was $43.1 million for the second quarter of 2008, compared to $43.3 million for the first quarter of 2008 and $46.9 million for the second quarter of 2007. Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP net gains on derivative instruments, all of which exclude minority interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $87.2 million for the second quarter of 2008, compared to $83.4 million for the first quarter of 2008 and $97.9 million for the second quarter of 2007. The increase in noninterest expense from the first to the second quarter of 2008 was primarily attributable to the following:

•

An increase in other noninterest expense of $5.0 million, primarily due to a $3.9 million non-tax deductible loss recorded during the second quarter of 2008, related to our cash settlement of the early conversion of certain zero-coupon convertible subordinated notes.

•

An increase in the provision for unfunded credit commitments of $1.0 million. We recorded a provision for unfunded credit commitments of $0.8 million for the second quarter of 2008, compared to a (reduction of) provision of $(0.2) million for the first quarter of 2008. The provision of $0.8 million for the second quarter of 2008 was primarily due to the growth in our portfolio of unfunded credit commitments compared to the first quarter of 2008. Total unfunded credit commitments were $5.03 billion at June 30, 2008, compared to $4.86 billion at March 31, 2008 and $4.89 billion at June 30, 2007.

•	A decrease in compensation and benefits expense of $3.7 million, primarily attributable to the following:

•	A decrease of $1.8 million due to higher 401(k) employer contributions in the first quarter of 2008 related to annual incentive compensation payouts for 2007.

•

A decrease of $1.0 million in salaries and wages expense, primarily attributable to higher expenses incurred in the first quarter of 2008 due to seasonal and other accruals of vacation benefits and decreases in non-routine compensation, such as one-time bonuses, partially offset by an increase in salaries and wages of $1.4 million primarily attributable to an increase in the number of average full-time equivalent (“FTE”) employees and higher employee salaries and wages. The average number of FTEs increased by 27 to 1,201 FTEs for the second quarter of 2008, compared to an average of 1,174 FTEs for the first quarter of 2008.

•

A decrease of $0.4 million in employer payroll taxes, primarily attributable to higher employer payroll taxes paid during the first quarter of 2008 as maximum taxation levels were reached for certain employees.

Non-GAAP noninterest expense, excluding the $3.9 million loss as described above, net of minority interest, was $80.9 million for the second quarter of 2008, compared to $80.7 million for the first quarter of 2008 and, excluding the $17.2 million pre-tax goodwill impairment, net of minority interest, $84.5 million for the second quarter of 2007. Reconciliations of our non-GAAP noninterest expense, excluding the $3.9 million loss, goodwill impairment charges, and net of minority interest, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 43.66 percent for the second quarter of 2008, compared to 40.26 percent for the first quarter of 2008 and 40.48 percent for the second quarter of 2007. The increase in the tax rate from the first to the second quarter of 2008 was primarily attributable to the $3.9 million non-tax deductible loss related to our cash settlement of the early conversion of certain of our zero-coupon convertible subordinated notes.

Our effective tax rate for the six months ended June 30, 2008 was 41.78 percent, compared to 41.20 percent for the same period a year ago. The increase in the tax rate was primarily attributable to the $3.9 million non-tax deductible loss related to our zero-coupon convertible subordinated notes, partially offset by the tax impact of lower non-deductible share-based compensation expense and the effect of more tax-advantaged investments on our overall pre-tax income.

Credit Quality

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Allowance for loan losses, beginning balance	$49,636	$47,293	$40,256	$47,293	$42,747
Provision for loan losses	8,351	7,723	8,117	16,074	7,710
Gross loan charge-offs	(9,098)	(6,208)	(6,265)	(15,306)	(10,615)
Loan recoveries	3,999	828	1,244	4,827	3,510

Allowance for loan losses, ending balance	$52,888	$49,636	$43,352	$52,888	$43,352

Provision as a percentage of total gross loans (annualized)	0.72%	0.71%	0.86%	0.69%	0.41%
Gross charge-offs as a percentage of total gross loans (annualized)	0.78	0.57	0.66	0.66	0.57
Net charge-offs as a percentage of total gross loans (annualized)	0.44	0.49	0.53	0.45	0.38
Allowance for loan losses as a percentage of total gross loans	1.13%	1.13%	1.14%	1.13%	1.14%
Total gross loans	$4,666,989	$4,377,498	$3,787,911	$4,666,989	$3,787,911

Our provision for loan losses increased by $0.6 million for the second quarter of 2008, compared to the first quarter of 2008, primarily due to an increase in gross loan charge-offs of $2.9 million and growth in our loan portfolio, partially offset by an increase in loan recoveries of $3.2 million. Gross loan charge-offs of $9.1 million for the second quarter of 2008 were primarily related to gross charge-offs from our early-stage client portfolio, as well as from one loan transaction from a mid-stage technology client. Loan recoveries of $4.0 million for the second quarter of 2008 primarily came from our early-stage client portfolio.

Minority Interest in Consolidated Affiliates

Minority interest in net losses of consolidated affiliates was $1.5 million for the second quarter of 2008, compared to a net loss of $4.2 million for the first quarter of 2008 and net income of $5.8 million for the second quarter of 2007. Minority interest in net loss of consolidated affiliates of $1.5 million for the second quarter of 2008 was primarily from noninterest expense of $2.5 million, primarily related to management fees paid by our managed funds to the general partners at SVB Capital for funds management and $2.5 million in net investment losses and carried interest from our funds of funds. These net losses were partially offset by $2.2 million in net investment gains from our managed co-investment funds and $0.7 million in net investment gains and carried interest from our sponsored debt funds.

Minority interest in capital of consolidated affiliates increased by $18.6 million for the second quarter of 2008, compared to the first quarter of 2008, due to equity transactions, which included paid capital calls of $20.4 million made by our consolidated affiliates, partially offset by $1.0 million in distributions to the minority interest holders, and $0.7 million of carried interest, primarily from one of our managed funds of funds.

Capital

We repurchased 25,000 shares of our common stock during the second quarter of 2008, at an aggregate cost of $1.0 million, compared to 979,628 shares or $44.6 million during the first quarter of 2008 and 388,493 shares or $20.2 million during the second quarter of 2007. We repurchased 1,004,628 shares of our common stock during the six months ended June 30, 2008 at an aggregate cost of $45.6 million. On July 24, 2008, our Board of Directors approved a new stock repurchase program that authorizes us to purchase up to $150 million of our common stock. This program expires on December 31, 2009 and replaces all prior share repurchase programs.

Weighted-average diluted common shares outstanding decreased by 390,109 shares from the first to the second quarter of 2008, primarily due to the full quarter effect of our share repurchase activity during the first quarter of 2008. This decrease was partially offset by higher stock option exercises and the impact from vesting of restricted stock awards during the second quarter of 2008.

In relation to the maturity of our zero-coupon convertible subordinated notes, effective June 15, 2008 going forward, the number of shares issuable upon conversion of these notes was excluded from our diluted common share count. Because the notes matured towards the end of the second quarter of 2008, this exclusion had a nominal impact on our diluted EPS for the second quarter of 2008. Additionally, the issuance of the $250 million of 3.875% convertible senior notes in April 2008 did not impact our weighted average diluted common shares for the second quarter of 2008 as their conversion price was higher than the average market price of our common stock for the second quarter of 2008.

Outlook for the Year Ending December 31, 2008

Our outlook for the year ending December 31, 2008 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected results of our significant forecasted activities. However, we do not provide our outlook for selected items where the timing and financial impact is particularly uncertain, or for certain potential unusual or one-time items. The outlook observations presented below are, by their nature, forward looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward Looking Statements”.

For the year ending December 31, 2008, compared to our 2007 results, we currently expect the following outlook:

	Current outlook compared to 2008 results (as of July 24, 2008)	Change in outlook compared to outook reported as of April 24, 2008

Average loan balance	increase at a percentage rate in the high twenties range	outlook increased from low twenties range

Average deposit balance (majority of growth from interest-bearing deposits)	increase at a percentage rate in the high teens range	outlook increased from low double digit range

Net interest margin	decline based on expected federal reserve rate cuts and from actual decreases in late 2007 and early 2008	no change from previous outlook

Fees for deposit services, letters of credit and foreign exchange, in aggregate	increase at a percentage rate in the mid twenties range	no change from previous outlook

Client investment fees	increase at a percentage rate in the mid single digit range	outlook decreased from high single digit range

Allowance for loan losses as a percentage of gross loans	remain flat	no change from previous outlook

Noninterest expense* (excluding expenses related to minority interest, loss from cash settlement of our zero-coupon convertible subordinated notes during the second quarter of 2008, and goodwill impairment)	increase at a percentage rate in the mid single digit range	no change from previous outlook

*	non-GAAP

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, particularly in the section “Outlook for the Year Ending December 31, 2008” above, we make forward-looking statements discussing management’s expectations about economic conditions, opportunities in the market, and our financial and credit performance and financial results (and the components of such results) for the year 2008.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2008 and other forward-looking statements herein to change include, among others, the following: (i) accounting changes, as required by U.S. generally accepted accounting principles, (ii) changes in the state of the economy or the markets in which we conduct business or are served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuations of companies in which we have invested or hold derivative instruments or equity warrant assets, and (vi) variations from our expectations as to factors impacting our cost structure. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On July 24, 2008, we will host a conference call at 2:00 p.m. (Pacific Time) to discuss the financial results for the second quarter ended June 30, 2008. The conference call can be accessed by dialing (866) 916-4782 or (706) 902-0678, and referencing the conference ID “55892277”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, July 24, 2008, through midnight on Friday, August 8, 2008, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “55892277.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, July 24, 2008.

About SVB Financial Group

For 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and five internationally in China, India, Israel and United Kingdom. More information on the Company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Interest income:
Loans	$84,515	$89,759	$89,051	$174,274	$174,283
Investment securities:
Taxable	14,586	13,770	15,782	28,356	32,075
Non-taxable	1,078	937	557	2,015	1,164
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities	3,684	4,117	4,341	7,801	8,175

Total interest income	103,863	108,583	109,731	212,446	215,697

Interest expense:
Deposits	5,372	5,269	2,568	10,641	4,756
Borrowings	10,627	11,233	12,587	21,860	23,001

Total interest expense	15,999	16,502	15,155	32,501	27,757

Net interest income	87,864	92,081	94,576	179,945	187,940
Provision for loan losses	8,351	7,723	8,117	16,074	7,710

Net interest income after provision for loan losses	79,513	84,358	86,459	163,871	180,230

Noninterest income:
Client investment fees	13,648	13,722	12,652	27,370	24,686
Foreign exchange fees	7,961	7,844	5,805	15,805	11,064
Deposit service charges	6,056	5,891	3,567	11,947	6,778
Gains on derivative instruments, net	4,408	2,599	4,751	7,007	6,724
Letter of credit and standby letter of credit income	3,142	2,946	2,761	6,088	5,692
Corporate finance fees	—	3,640	3,487	3,640	6,402
Gains (losses) on investment securities, net	2,039	(6,112)	13,641	(4,073)	25,892
Other	6,683	11,035	9,036	17,718	15,923

Total noninterest income	43,937	41,565	55,700	85,502	103,161

Noninterest expense:
Compensation and benefits (1)	50,059	53,781	51,957	103,840	105,317
Professional services	9,132	8,801	6,676	17,933	15,826
Premises and equipment	5,455	5,188	5,111	10,643	10,253
Net occupancy	4,342	4,348	6,285	8,690	11,089
Business development and travel	3,764	3,422	3,403	7,186	6,318
Correspondent bank fees	1,816	1,506	1,311	3,322	2,860
Telephone	1,345	1,152	1,423	2,497	2,856
Data processing services	1,116	1,077	858	2,193	1,886
Provision for (reduction of) unfunded credit commitments	800	(165)	(696)	635	(1,805)
Impairment of goodwill	—	—	17,204	—	17,204
Other	9,360	4,327	4,384	13,687	8,229

Total noninterest expense	87,189	83,437	97,916	170,626	180,033

Income before minority interest in net loss (income) of consolidated affiliates and income tax expense	36,261	42,486	44,243	78,747	103,358
Minority interest in net loss (income) of consolidated affiliates	1,534	4,218	(5,825)	5,752	(16,181)

Income before income tax expense	37,795	46,704	38,418	84,499	87,177
Income tax expense	16,500	18,801	15,553	35,301	35,921

Net income	$21,295	$27,903	$22,865	$49,198	$51,256

Earnings per common share — basic	$0.66	$0.86	$0.67	$1.53	$1.49
Earnings per common share — diluted	$0.62	$0.81	$0.61	$1.43	$1.38
Weighted average shares outstanding — basic	32,053,749	32,279,892	34,318,539	32,166,820	34,367,705
Weighted average shares outstanding — diluted	34,192,459	34,582,568	37,407,765	34,347,128	37,214,590

(1)	Compensation and benefits included share-based payments of $3.9 million, $3.5 million and $4.4 million for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007, respectively, and $7.4 million and $8.2 million for the six months ended June 30, 2008 and 2007, respectively.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	June 30, 2008	March 31, 2008	June 30, 2007
Assets:
Cash and due from banks	$305,142	$303,973	$350,301
Securities purchased under agreement to resell and other short-term investment securities	325,723	372,159	655,978
Investment securities	1,787,996	1,618,542	1,593,957
Loans, net of unearned income	4,633,701	4,349,238	3,762,446
Allowance for loan losses	(52,888)	(49,636)	(43,352)

Net loans	4,580,813	4,299,602	3,719,094

Premises and equipment, net of accumulated depreciation and amortization	34,787	36,725	40,028
Goodwill	4,092	4,092	4,092
Accrued interest receivable and other assets	271,318	262,210	241,630

Total assets	$7,309,871	$6,897,303	$6,605,080

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$2,919,205	$3,034,885	$3,132,430
Negotiable order of withdrawal (NOW)	48,032	71,440	31,389
Money market	1,131,154	1,009,226	927,995
Time	410,591	386,213	314,675
Foreign sweep	354,598	267,449	—

Total deposits	4,863,580	4,769,213	4,406,489

Short-term borrowings	330,000	120,000	305,000
Other liabilities	163,911	167,016	169,393
Long-term debt	975,878	893,189	838,116

Total liabilities	6,333,369	5,949,418	5,718,998

Minority interest in capital of consolidated affiliates	291,375	272,729	217,172
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 32,252,367 shares, 31,879,622 shares and 34,387,390 shares outstanding, respectively	32	32	34
Additional paid-in capital	—	—	3,851
Retained earnings	698,729	678,078	690,350
Accumulated other comprehensive loss	(13,634)	(2,954)	(25,325)

Total stockholders’ equity	685,127	675,156	668,910

Total liabilities, minority interest and stockholders’ equity	$7,309,871	$6,897,303	$6,605,080

Capital Ratios:
Total risk-based capital ratio	15.09%	15.54%	17.29%
Tier 1 risk-based capital ratio	10.42	10.61	12.29
Tier 1 leverage ratio	10.71	11.06	12.81
Other Period-End Statistics:
Tangible common equity to tangible assets ratio	9.47	9.76	10.39
Loans, net of unearned income-to-deposits ratio	95.27%	91.19%	85.38%
Book value per share	$21.24	$21.18	$19.45
Full-time equivalent employees	1,209	1,190	1,158

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	June 30, 2008			March 31, 2008			June 30, 2007
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$597,673	$3,684	2.48%	$475,112	$4,117	3.49%	$335,248	$4,341	5.19%
Investment securities:
Taxable	1,233,490	14,586	4.76	1,173,698	13,770	4.72	1,341,339	15,782	4.72
Non-taxable (2)	102,989	1,659	6.48	89,360	1,442	6.49	49,410	857	6.96
Total loans, net of unearned income	4,319,897	84,515	7.87	4,112,865	89,759	8.78	3,426,687	89,051	10.42

Total interest-earning assets	6,254,049	104,444	6.72	5,851,035	109,088	7.50	5,152,684	110,031	8.57

Cash and due from banks	249,074			276,471			267,797
Allowance for loan losses	(52,776)			(48,276)			(40,136)
Goodwill	4,092			4,092			21,107
Other assets (3)	703,651			668,697			532,535

Total assets	$7,158,090			$6,752,019			$5,933,987

Funding sources:
Interest-bearing liabilities:
NOW deposits	$51,992	$71	0.55%	$37,148	$37	0.40%	$40,494	$40	0.40%
Regular money market deposits	152,707	533	1.40	136,485	425	1.25	167,893	507	1.21
Bonus money market deposits	900,767	2,467	1.10	873,954	3,234	1.49	487,826	1,204	0.99
Time deposits	387,981	920	0.95	343,571	766	0.90	326,557	817	1.00
Foreign sweep deposits	322,420	1,381	1.72	144,256	807	2.25	—	—	—

Total interest-bearing deposits	1,815,867	5,372	1.19	1,535,414	5,269	1.38	1,022,770	2,568	1.01
Short-term borrowings	205,983	1,104	2.16	234,945	1,811	3.10	415,093	5,561	5.37
Zero-coupon convertible subordinated notes	134,158	234	0.70	149,314	239	0.64	148,792	240	0.65
3.875% convertible senior notes	229,121	2,723	4.78	—	—	—	—	—	—
Junior subordinated debentures	53,090	540	4.09	52,969	725	5.50	51,173	874	6.85
Senior and subordinated notes	531,086	4,874	3.69	532,376	6,854	5.18	249,608	3,845	6.18
Other long-term debt	152,386	1,152	3.04	152,636	1,604	4.23	152,669	2,067	5.43

Total interest-bearing liabilities	3,121,691	15,999	2.06	2,657,654	16,502	2.50	2,040,105	15,155	2.98
Portion of noninterest-bearing funding sources	3,132,358			3,193,381			3,112,579

Total funding sources	6,254,049	15,999	1.03	5,851,035	16,502	1.14	5,152,684	15,155	1.18

Noninterest-bearing funding sources:
Demand deposits	2,832,956			2,899,599			2,828,240
Other liabilities	243,316			245,506			193,279
Minority interest in capital of consolidated affiliates	282,285			261,664			200,815
Stockholders’ equity	677,842			687,596			671,548
Portion used to fund interest-earning assets	(3,132,358)			(3,193,381)			(3,112,579)

Total liabilities, minority interest and stockholders’ equity	$7,158,090			$6,752,019			$5,933,987

Net interest income and margin		$88,445	5.69%		$92,586	6.36%		$94,876	7.39%

Total deposits	$4,648,823			$4,435,013			$3,851,010

Average stockholders’ equity as a percentage of average assets			9.47%			10.18%			11.32%

(1)	Includes average interest-bearing deposits in other financial institutions of $99.2 million, $82.9 million and $50.9 million for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007, respectively.

(2)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax equivalent adjustments were $0.6 million, $0.5 million and $0.3 million for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007, respectively.

(3)	Average investment securities of $373.3 million, $345.2 million and $237.7 million for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Six months ended June 30,
	2008			2007
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$536,392	$7,801	2.92%	$314,526	$8,175	5.24%
Investment securities:
Taxable	1,203,594	28,356	4.74	1,372,996	32,075	4.71
Non-taxable (2)	96,175	3,101	6.48	51,702	1,791	6.99
Total loans, net of unearned income	4,216,381	174,274	8.31	3,342,564	174,283	10.51

Total interest-earning assets	6,052,542	213,532	7.09	5,081,788	216,324	8.58

Cash and due from banks	262,773			272,386
Allowance for loan losses	(50,526)			(41,864)
Goodwill	4,092			21,201
Other assets (3)	686,174			495,302

Total assets	$6,955,055			$5,828,813

Funding sources:
Interest-bearing liabilities:
NOW deposits	$44,570	$108	0.49%	$38,893	$76	0.39%
Regular money market deposits	144,596	957	1.33	167,933	901	1.08
Bonus money market deposits	887,361	5,702	1.29	501,419	2,265	0.91
Time deposits	365,776	1,686	0.93	319,640	1,514	0.96
Foreign sweep deposits	233,338	2,188	1.89	—	—	—

Total interest-bearing deposits	1,675,641	10,641	1.28	1,027,885	4,756	0.93
Short-term borrowings	220,464	2,915	2.66	481,592	12,855	5.38
Zero-coupon convertible subordinated notes	141,736	473	0.67	148,676	478	0.65
3.875% convertible senior notes	114,560	2,723	4.78	—	—	—
Junior subordinated debentures	53,030	1,265	4.80	51,165	1,710	6.74
Senior and subordinated notes	531,731	11,728	4.44	130,716	3,845	5.93
Other long-term debt	152,511	2,756	3.63	152,669	4,113	5.43

Total interest-bearing liabilities	2,889,673	32,501	2.26	1,992,703	27,757	2.81
Portion of noninterest-bearing funding sources	3,162,869			3,089,085

Total funding sources	6,052,542	32,501	1.08	5,081,788	27,757	1.10

Noninterest-bearing funding sources:
Demand deposits	2,866,278			2,823,128
Other liabilities	244,411			167,592
Minority interest in capital of consolidated affiliates	271,975			186,130
Stockholders’ equity	682,718			659,260
Portion used to fund interest-earning assets	(3,162,869)			(3,089,085)

Total liabilities, minority interest and stockholders’ equity	$6,955,055			$5,828,813

Net interest income and margin		$181,031	6.01%		$188,567	7.48%

Total deposits	$4,541,919			$3,851,013

Average stockholders’ equity as a percentage of average assets			9.82%			11.31%

(1)	Includes average interest-bearing deposits in other financial institutions of $91.0 million and $46.4 million for the six months ended June 30, 2008 and 2007, respectively.

(2)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax equivalent adjustments were $1.1 million and $0.6 million for the six months ended June 30, 2008 and 2007, respectively.

(3)	Average investment securities of $359.3 million and $224.4 million for the six months ended June 30, 2008 and 2007, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Derivative Instruments, Net

	Three months ended					Six months ended
				% Change
(Dollars in thousands)	June 30, 2008	March 31, 2008	June 30, 2007	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007	% Change
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$478	$728	$391	(34.3)%	22.3%	$1,206	$906	33.1%
Gains (losses) on internal foreign exchange forward contracts, net (2)	624	(3,091)	(812)	(120.2)	(176.8)	(2,467)	(435)	467.1

Total gains (losses) on foreign exchange forward contracts, net	1,102	(2,363)	(421)	(146.6)	(361.8)	(1,261)	471	(367.7)
Change in fair value of interest rate swap (3)	879	(493)	598	(278.3)	47.0	386	257	50.2
Gains on covered call options, net (4)	377	—	—	100.0	100.0	377	—	100.0
Equity warrant assets:
Gains on exercise, net	676	4,516	883	(85.0)	(23.4)	5,192	3,866	34.3
Change in fair value (5):
Cancellations and expirations	(488)	(457)	(720)	6.8	(32.2)	(945)	(1,467)	(35.6)
Other changes in fair value	1,862	1,396	4,411	33.4	(57.8)	3,258	3,597	(9.4)

Total net gains on equity warrant assets (6)	2,050	5,455	4,574	(62.4)	(55.2)	7,505	5,996	25.2

Total gains on derivative instruments, net	$4,408	$2,599	$4,751	69.6%	(7.2)%	$7,007	$6,724	4.2%

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.

(2)	Represents the change in the fair value of foreign exchange forward contracts to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

(3)	Represents the change in the fair value hedge of the hedging relationship from the interest rate swap agreement related to our junior subordinated debentures.

(4)	Represents net gains on covered call options by one of our sponsored debt funds.

(5)	At June 30, 2008, we held warrants in 1,217 companies, compared to 1,188 companies at March 31, 2008 and 1,202 companies at June 30, 2007.

(6)	Includes net gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to minority interests are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net Loss (Income) of Consolidated Affiliates”.

Minority Interest in Net Loss (Income) of Consolidated Affiliates

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net interest income (1)	$(106)	$(257)	$(268)	$(363)	$(688)
Noninterest income (1)	(1,528)	975	(7,310)	(553)	(18,566)
Noninterest expense (1)	2,457	2,759	3,269	5,216	5,524
Carried interest (2)	711	741	(1,516)	1,452	(2,451)

Total minority interest in net loss (income) of consolidated affiliates	$1,534	$4,218	$(5,825)	$5,752	$(16,181)

(1)	Represents minority interest share in net interest income, noninterest income, and noninterest expense of consolidated affiliates.

(2)	Represents the preferred allocation of income earned primarily by the general partners managing one of our sponsored debt funds and one of our managed funds of funds.

Reconciliation of Basic and Diluted Weighted Average Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Weighted average shares outstanding-basic	32,054	32,280	34,319	32,167	34,368
Effect of dilutive securities:
Stock options	968	1,012	1,364	984	1,344
Restricted stock awards and units	87	73	91	38	48
Zero-coupon convertible subordinated notes (1)	1,083	1,218	1,575	1,158	1,455
Warrants asssociated with zero-coupon convertible subordinated notes (2)	—	—	59	—	—
3.875% convertible senior notes (2)	—	—	—	—	—
Warrants asssociated with 3.875% convertible senior notes (2)	—	—	—	—	—

Total effect of dilutive securities	2,138	2,303	3,089	2,180	2,847

Weighted average shares outstanding-diluted	34,192	34,583	37,408	34,347	37,215

(1)	The dilutive effect of our convertible subordinated notes was calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $33.6277. The associated warrants are dilutive beginning at an average share price of $51.34. These notes and the associated warrants matured on June 15, 2008.

(2)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.425.

Credit Quality

	Period end balances at
(Dollars in thousands)	June 30, 2008	March 31, 2008	June 30, 2007
Nonperforming loans and assets:
Nonperforming loans:
Loans Past Due 90 Days or More	$1,151	$—	$1,365
Nonaccrual Loans	8,497	7,606	10,882

Total nonperforming loans	9,648	7,606	12,247
Other real estate owned	1,612	1,794	—

Total nonperforming assets	$11,260	$9,400	$12,247

Nonperforming loans as a percentage of total gross loans	0.21%	0.17%	0.32%
Nonperforming assets as a percentage of total assets	0.15%	0.14%	0.19%
Allowance for loan losses	$52,888	$49,636	$43,352
As a percentage of total gross loans	1.13%	1.13%	1.14%
As a percentage of nonperforming loans	548.18%	652.59%	353.98%
Reserve for unfunded credit commitments (1)	$14,081	$13,281	$12,848
Total gross loans	4,666,989	4,377,498	3,787,911
Total unfunded credit commitments	$5,034,283	$4,860,671	$4,891,963

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Client directed investment assets	$12,734	$12,774	$12,234	$12,754	$12,060
Client investment assets under management	6,006	6,375	5,476	6,190	5,333
Sweep money market funds	2,649	2,746	2,330	2,698	2,361

Total average client investment funds	$21,389	$21,895	$20,040	$21,642	$19,754

(1)	Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Average client investment funds decreased by $505.2 million to $21.4 billion for the second quarter of 2008, compared to $21.9 billion for the first quarter of 2008, primarily due to no venture-backed initial public offerings. The decrease was also attributable to client funds being directed to on-balance sheet deposit products. Period end total client investment funds were $21.9 billion at June 30, 2008, compared to $21.0 billion at March 31, 2008 and $20.4 billion at June 30, 2007.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP net gains on derivative instruments and non-GAAP noninterest expense) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

In particular, in this press release, we use certain non-GAAP measures which exclude from our GAAP net income in certain periods:

•

Income and expense that are attributable to minority interests - As part of our funds management business, we recognize the entire income or loss from funds where we own significantly less than 100%. We are required under GAAP to consolidate 100% of the results of the funds that we are deemed to control. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65%. The relevant amounts attributable to investors other than us are reflected under “Minority Interest in Net Loss (Income) of Consolidated Affiliates.” Our net income as reported in that section includes only the portion of income or loss that is attributable to our ownership interest.

•

Certain non-tax deductible noninterest expense related to the conversion settlement of certain zero-coupon convertible notes—We included in our GAAP net income for the second quarter of 2008 non-tax deductible noninterest expense related to the conversion premium value of certain of our zero-coupon convertible notes that were converted prior to their maturity. In connection with these early conversion settlements, we exercised call options pursuant to our call-spread arrangement and received a corresponding cash payment which was reflected in stockholders’ equity as additional paid-in capital. As a result, the noninterest expense reflected in net income in these periods had no net impact on our total stockholders’ equity.

•

Certain goodwill impairment charges – We included in our GAAP net income during the second quarter of 2007 a non-cash pre-tax charge of $17.2 million due to impairment of goodwill. The impairment resulted from our annual evaluation of goodwill associated with our investment banking subsidiary, SVB Alliant, and changes in our outlook at that time for the subsidiary’s future financial performance.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding amounts attributable to minority interests, where indicated, or certain items that do not occur in every reporting period of our core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands except share amounts)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net Income	$21,295	$27,903	$22,865	$49,198	$51,256
Impact of loss from conversion of certain zero-coupon convertible subordinated notes (1)	3,858	—	—	3,858	—
Impact of impairment of goodwill on income before income taxes (2)	—	—	17,204	—	17,204
Impact of impairment of goodwill on income tax benefit (3)	—	—	(7,010)	—	(7,010)

Non-GAAP Net Income	$25,153	$27,903	$33,059	$53,056	$61,450

Weighted average diluted shares outstanding	34,192,459	34,582,568	37,407,765	34,347,128	37,214,590

(1)	Represents the portion of the conversion payment that exceeded the principal amount related to a conversion of $7.8 million of our zero-coupon convertible subordinated notes, which we settled in cash in the second quarter of 2008. This non-tax deductible loss did not have any impact on our tax provision.

(2)	Goodwill impairment charge for SVB Alliant recognized in the second quarter of 2007.

(3)	Tax benefit recognized in the second quarter of 2007 from goodwill impairment at SVB Alliant tax rate.

	Three months ended			Six months ended
Non-GAAP noninterest income, net of minority interest (Dollars in thousands)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
GAAP noninterest income	$43,937	$41,565	$55,700	$85,502	$103,161
Less: (income) losses attributable to minority interests, including carried interest	(817)	1,716	(8,826)	899	(21,017)

Non-GAAP noninterest income, net of minority interest	$43,120	$43,281	$46,874	$86,401	$82,144

	Three months ended			Six months ended
Non-GAAP net gains (losses) on investment securities, net of minority interest (Dollars in thousands)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
GAAP net gains (losses) on investment securities	$2,039	$(6,112)	$13,641	$(4,073)	$25,892
Less: (income) losses attributable to minority interests, including carried interest	(452)	1,899	(8,654)	1,447	(19,476)

Non-GAAP net gains (losses) on investment securities, net of minority interest	$1,587	$(4,213)	$4,987	$(2,626)	$6,416

	Three months ended			Six months ended
Non-GAAP net gains on derivative instruments, net of minority interest (Dollars in thousands)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
GAAP net gains on derivative instruments	$4,408	$2,599	$4,751	$7,007	$6,724
Less: (income) losses attributable to minority interests	(171)	46	323	(125)	(267)

Non-GAAP net gains on derivative instruments, net of minority interest	$4,237	$2,645	$5,074	$6,882	$6,457

	Three months ended			Six months ended
Non-GAAP noninterest expense, net of minority interest (Dollars in thousands)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
GAAP noninterest expense	$87,189	$83,437	$97,916	$170,626	$180,033
Less: amounts attributable to minority interests	(2,457)	(2,759)	(3,269)	(5,216)	(5,524)
Less: loss from conversion of convertible subordinated notes	(3,858)	—	—	(3,858)	—
Less: impact of impairment of goodwill	—	—	(17,204)	—	(17,204)

Non-GAAP noninterest expense, net of minority interest	$80,874	$80,678	$77,443	$161,552	$157,305